Exhibit 99.1
Max Sound Corporation Announces That It Has Entered Into
A Fifty Million Dollar Equity Credit Line Facility
on a Firm Commitment Basis with GEM Global Yield Fund Limited

SANTA MONICA, Calif., Janaury 26, 2012 – Max Sound Corporation (OTC: MAXD), the provider of high definition audio solutions, announced today that it has entered into a Fifty Million Dollar Equity Credit Line Facility on a Firm Commitment Basis with GEM Global Yield Fund Limited (”GEM”) for a term of 2 years. This relationship with GEM was facilitated by Allen & Associates, LLC, who serves as Corporate Finance Advisor to Max Sound. According to this facility, Max Sound at its sole option and timing may issue shares to GEM at 90 per cent of the volume weighted average price of the shares over a period of 10 trading days following a draw down notice sent to GEM by Max Sound.

Under the terms of the deal, GEM must deliver at least three million dollars of additional licensing fees or funding during the next six months to Max Sound as a bona fide offer at fair market value. In addition, GEM has agreed with Max Sound that the Company will become S-3 Eligible prior to filing a registration statement to access the equity line.

Finally, GEM received as part of the agreement, the exclusive rights to distribute Max Sound products in France and Mexico on the Company’s to be determined standard licensing terms or the most favorable terms offered to other nationwide distributors.

“This funding relationship with GEM answers yet another critical question to the market and to the world about Max Sound, namely, how is this Company going to have access to enough funding in the future to fully realize its potential,” said Max Sound Corporation CEO John Blaisure. “The structure of this deal provides us with significant opportunities as we establish our technology in the entertainment and multi-media markets. We are ecstatic to be working with GEM because they have a proven track record spanning two decades of assisting emerging companies on their path to success.”

About GEM
Global Emerging Markets Limited, www.gemny.com, was founded in 1991. GEM is a $3.4b investment group having completed 305 transactions in 65 countries. The firm is an alternative investment group that manages a diverse set of investment vehicles across the world. Gem’s funds include: CITIC/GEM Fund; VC Bank/GEM Mena Fund*; Kinderhook; GEM Global Yield Fund; GEM India Advisors, BLOM GEM Opportunities Fund and GEM Brazil PE Fund. *GEM exited both its LP and GP stakes in Q1 2010.
Contact: Warren P. Baker, III – wbaker@gemny.com – The Global Emerging Markets Group (GEM)

About Max Sound Corporation
Max Sound Corporation is an innovative technology company with the mission to change how we listen to music, watch movies, experience television, and communicate on our cell phones. Max Sound® is to audio what HD (High Definition) is to video. The Max Sound® HD Audio™ Process can convert any audio file to high definition quality while reducing the file size.  Visit http://maxsound.com to watch several video demos and hear the difference.
Contact: John Blaisure  Phone: 888-777-1987  Email: john@maxsound.com

About Allen & Associates
Allen & Assoicates is a Santa Monica, CA based Corporate Advisory firm. Allen provides financial  and corporate strategic services to emerging growth and middle market companies.

Private Securities Litigation Reform Act Statement
Statements in this press release which are not purely historical, including statements regarding Max Sound's intentions, beliefs, expectations, representations, projections, plans or strategies regarding the future are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to, the risks associated with the effect of changing economic conditions, trends in the products markets, variations in the company's cash flow or adequacy of capital resources, market acceptance risks, technical development risks, and other risk factors. The companies’ caution investors not to place undue reliance on the forward-looking statements contained in this press release. Max Sound disclaims any obligation and does not undertake to update or revise any forward-looking statements in this press release.

Max Sound Corporation IR: Equiti-trend Advisors LLC
Investor Contact: Brian Barnes  Phone: 858-436-3350  Email: admin1@equititrend.com